Exhibit 99

Red Cliffs Mall Announces New Dillard's Store

    ST. GEORGE, Utah & LITTLE ROCK, Ark.--(BUSINESS WIRE)--April 26, 2006--Red Cliffs Mall announced today Dillard's will build a new 90,000 square foot store in the department store shell on the north end of the mall. The new store will be more than twice the size of the current Dillard's store, and will feature a new home store as well as an expanded shoe area, among other improvements, and will enable Dillard's to present an expanded selection of more upscale and contemporary fashions. Construction is set to begin this summer with the new store expected to open in September.
    Dillard's Chief Executive Officer William Dillard, II stated, "We are pleased to announce a new, bigger and better Dillard's store at Red Cliffs Mall. We have enjoyed a five year presence in St. George and are happy to underscore our commitment to the area with a beautiful new facility."
    "Building the new store exemplifies Dillard's commitment to the St. George community, and is another step in the mall's continuing dedication to deliver our customers what they want, when they want it and where they want it," stated Mark Thorsen, property manager of Red Cliffs Mall.
    In addition to the expansive new Dillard's store, Red Cliffs Mall will soon welcome an additional 15,000 square feet of new retailers that will continue to reinforce Red Cliffs Mall as an exceptional shopping destination in the heart of the St. George community. Many of these retailers, which will be announced at a later date, will be entering the market for the first time.
    Red Cliffs Mall is owned and managed by General Growth Properties, Inc., the second largest U.S.-based publicly traded Real Estate Investment Trust (REIT). General Growth currently has ownership interest and management responsibility for a portfolio of 210 regional shopping malls in 44 states, as well as ownership in planned community developments and commercial office buildings. The Company portfolio totals approximately 200 million square feet of retail space and includes more than 24,000 retail stores nationwide. General Growth Properties, Inc. is listed on the New York Stock Exchange under the symbol GGP. For more information, please visit the Company Web site at http://www.generalgrowth.com.

    Dillard's, Inc. is one of the nation's largest fashion apparel and home furnishing retailers. The Company's 330 stores operate with one name, Dillard's, and span 29 states. Dillard's stores offer a broad selection of merchandise, including products sourced and marketed under Dillard's exclusive brand names. For more information, please visit the Company Web site at www.dillards.com.

    CONTACT: Red Cliffs Mall
             Mark Thorsen, 435-986-1980 x22
             Fax, 435-673-8959
             or
             Dillard's, Inc.
             Julie J. Bull, 501-376-5965
             Fax, 501-376-5917